Exhibit 3.197
FILED: 11/10/2003
CID: 1999-00349020
WY Secretary of State
Doc. ID: 2003-00457419
261919
STATEMENT OF CHANGE OF REGISTERED AGENT/REGISTERED OFFICE

Wyoming Secretary of State	Phone (307) 777-7311/7312
Corporations Division	Fax (307) 777-5339
The State Capitol Building	E-mail: corporations@state.wy.us
Cheyenne, WY 82002-0020
1.	The name of the corporation is: EVANSTON HOSPITAL CORPORATION

2.	The street address of its current registered office is: 1821 Logan Avenue Cheyenne, WY 82001

3.	The street address of its new registered office is: 1821 Logan Avenue Cheyenne, WY 82001

4.	The name of its current registered agent is: Corporation Service Company

5.	The name of its new registered agent is: National Registered Agents, Inc.

6.	That, after the change or changes are made, the street address of its registered office and the business office of its registered agent will be identical.

Date: October 23, 2003	Signed: /s/ Kimberly J. Wright
Title: Asst. Sec.
(May be executed by Chairman of Board,
President of another of its officers.)
Filing Fee: For 1 — 5 Statement of Changes $20.00 each
For more than 5 Statement of Changes $10.00 each

CONSENT TO APPOINTMENT BY REGISTERED AGENT

Wyoming Secretary of State	Phone (307) 777-7311/7312
Corporations Division	Fax (307) 777-5339
The State Capitol Building	E-mail: corporations@state.wy.us
Cheyenne, WY 82002-0020
I, National Registered Agents, Inc., voluntarily consent to serve as the registered agent for EVANSTON HOSPITAL CORPORATION on the date shown below.
The registered agent certifies that he is: (circle one)
(  ) (a) An individual who resides in this state and whose business office is identical with the registered office;
(  ) (b) A domestic corporation or not-for-profit domestic corporation whose business office is identical with the registered office; or
(x)(c) A foreign corporation or not-for-profit foreign corporation authorized to transact business in this state whose business office is identical with the registered office.
Dated this 7th day of November, 2003.
National Registered Agents, Inc.
by: /s/ Stephanie Thomas
Signature of Registered Agent

FILED
SEP 7 99 3 4 9 0 2 0
WYOMING
SECRETARY OF STATE
ARTICLES OF INCORPORATION OF EVANSTON HOSPITAL CORPORATION
The undersigned natural person of the age of eighteen years or more, acting as incorporator of a corporation under the Wyoming Business Corporation Act, (the “Act”) hereby adopts the following Articles of Incorporation for such corporation:
ARTICLE ONE
The name of the Corporation is Evanston Hospital Corporation.
ARTICLE TWO
The period of its duration is perpetual.
ARTICLE THREE
The corporation is for profit.
ARTICLE FOUR
The purpose for which the Corporation is organized is to engage in the transaction of any or all lawful business for which corporations may be incorporated under the Act.
ARTICLE FIVE
The aggregate number of shares of all classes which the Corporation shall have authority to issue is One Thousand (1,000) shares Common Stock with a par value of $.01 per share.
ARTICLE SIX
The street address of its initial registered office is 1821 Logan Avenue, Cheyenne, WY 82001, and the name of its initial registered agent at such address is Corporation Service Company.
ARTICLE SEVEN
The complete address of the corporation’s principal office is 155 Franklin Road, Suite 400, Brentwood, Williamson County, Tennessee 37027.
ARTICLE EIGHT
Election of the Directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

ARTICLE NINE
The name and address of the incorporator is:
Virginia D. Lancaster
c/o Community Health Systems, Inc.
155 Franklin Road, Suite 400
Brentwood, Tennessee 37027
ARTICLE TEN
To the fullest extent permitted by Wyoming law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under any applicable sections of the Act, or (iv) for any transaction from which the director derived an improper personal benefit. If the Act is amended hereafter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Act, as so amended.
Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
ARTICLE ELEVEN
A. Rights to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Act as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue with respect to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that except as provided in paragraph (B) of this Article Eleven with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding initiated by such indemnitee only if such proceeding was authorized by the Board of

Directors of the Corporation. The right to indemnification conferred in this Article Eleven shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Act requires, an advancement of expenses incurred by an indemnitee shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Article Eleven or otherwise.
B. Right of Indemnitee to Bring Suit. If a claim under paragraph (A) of this Article Eleven is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation (except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days), the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, the indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in the Act. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee has met the applicable standard of conduct set forth in the Act, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the indemnitee has not met such applicable standard of conduct, or in the case of such a suit brought by the indemnitee, shall be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled under this Article Eleven or otherwise to be indemnified, or to such advancement of expenses, shall be on the Corporation.
C. Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Article Eleven shall not be exclusive of any other right which any person may have or hereafter acquire under these Articles of Incorporation or any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
D. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any indemnitee against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Act.
E. Indemnity of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article Eleven or as otherwise permitted under the Act with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

ARTICLE TWELVE
The Bylaws of the Corporation may be altered, amended or repealed or new Bylaws may be adopted by the board of directors.
IN WITNESS WHEREOF, I have hereunto set my hand, this 2nd day of September, 1999.
/s/ Virginia D. Lancaster
Virginia D. Lancaster, Incorporator

CONSENT TO APPOINTMENT OF REGISTERED AGENT
To the Secretary of State
State of Wyoming
The undersigned corporation does hereby voluntarily consent to serve as registered agent of Evanston Hospital Corporation on the date shown below. The undersigned knows and understands the duties of a registered agent as set forth in the 1989 Wyoming Business Corporation Act.
Signed on September 3 , 1999 .
CORPORATION SERVICE COMPANY
By /s/ Karen E. Wehner
KAREN E WEHNER, ASSISTANT VICE-PRESIDENT